FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LABORATORIES CONTINUING OPERATIONS
POST RECORD FIRST QUARTER REVENUE

AMSTERDAM (28 April 2004) - Core Laboratories' (NYSE: "CLB") continuing operations posted first quarter 2004 revenue of $100,317,000 and earnings of $0.19 per diluted share. The revenue was the highest first quarter total reported in Company history. The year-over-year quarterly revenue increased 17%, while Core's first quarter operating margins increased to over 9% from 4% in the year-ago period. Income from continuing operations climbed to $5,421,000, up from $1,418,000 reported for the first quarter of 2003. Core's growth was primarily due to increased demand for its proprietary and patented reservoir optimization services and the continued successful introduction of new technologies. All three of the Company's operating segments registered double-digit year-over-year quarterly revenue growth. Reservoir Description posted record first quarter revenues, and Production Enhancement posted all-time quarterly high revenues, while continuing operations in Reservoir Management posted revenue gains of 23% over year-ago totals.

"Core Laboratories had an excellent quarter, with our continuing operations posting all-time highs for first quarter revenues," said Core's Chief Operating Officer Monty L. Davis. "We have concentrated on increasing the execution of our business strategy of providing new technologies and services to optimize reservoir performance. The double-digit revenue growth of all three of Core's business segments -- with record first quarter totals from Reservoir Description and all-time quarterly high revenues from Production Enhancement -- reflects the success of this strategy."

Core's net loss for the first quarter was $6,537,000 when taking into account the write-downs and losses associated with the Company's discontinued operations. The discontinued operations, consisting of specialized geophysical and seismic-related services, were sold to a private company in April 2004. Core received approximately $18,433,000 in cash from the sale of the discontinued operations. The first quarter operating loss of $3,078,000 for the discontinued operations included various shutdown and severance costs incurred thus far. Also recorded in the first quarter was a non-cash, pre-tax charge of $9,091,000 related to the write-down of current assets, impairment of goodwill, certain intangibles, and other fixed assets. Additional shutdown costs, severance payments, and other related expenses will be recorded in the discontinued operations as incurred in future quarters.

Reservoir Description

Reservoir Description reported revenues of $60,485,000, the most ever posted in a first quarter period and an 11% increase over first quarter 2003 totals. Operating margins in the first quarter were 7%, improving over 100 basis points over year-ago margins, while year-over-year quarterly incremental margins were over 22%. The record first quarter revenue totals were primarily due to continued strong project flow in the former Soviet Union (FSU), Middle East, West Africa, and Asia-Pacific. In general, Reservoir Description projects in the FSU and Middle East revolved around the treatment of existing formation damage problems and the abatement of increasing water production, while West African projects dealt with complex deepwater reservoir developments. Asia-Pacific reservoir rock and fluids work was tied to developments of several new fields in the region and the generation of data sets to be used to plan enhanced recovery projects. The record revenues were also due, in part, to increased demand for core analysis and reservoir fluids characterization data sets, both of which are used in the determination and classification of petroleum reserves. The measured data sets also are used to calibrate electric wireline log estimates.

The Company expects to see increasing demand for core analysis and reservoir fluid data sets because of their laboratory-measured accuracy. The use of accurately and precisely measured rock and fluid data sets reduces errors caused by using only wireline log estimates and assumed reservoir rock and fluid values to calculate and classify hydrocarbon reserves.

During the quarter, Core also introduced new industry-leading reservoir fluids technology related to the formation and aggregation of asphaltenes in crude oils. The Pressurized Fluid Imaging System™ (PFIS) uses high-pressure microscopy to determine pressure and temperature regimes in which asphaltenes start to form in the reservoir; and it quantifies the growth of asphaltenes into potential pore-plugging masses. The PFIS technology will be used by oil companies to optimize crude oil production by minimizing formation damage related to asphaltene precipitation in the reservoir. Asphaltene-related formation damage problems are prevalent in the FSU and Middle East, as well as many deepwater reservoirs worldwide. "This new cutting-edge reservoir fluids technology demonstrates Core Laboratories' ongoing commitment to developing industry-leading fluid phase-behavior services that help our clients optimize reservoir performance," said Core Vice President Steve Lee.

"We are pleased with the revenue growth in Reservoir Description. This growth was especially reflected in the FSU and Middle East operations where quarterly, year-over-year revenues increased 16%, while operating margins increased by over 30%. However, some of our other Reservoir Description operations must expand their operating margins," said Core Vice President Jan Heinsbroek. "Margin expansion is top priority, as we have discussed with our managers at recently held operational meetings. Our focus on margin expansion, by increasing incremental margins, should deliver improved levels of profitability over the next several quarters."

Production Enhancement

Production Enhancement revenues increased 30% over year-ago levels to an all-time quarterly record of $34,401,000. Operating margins expanded to over 14% with year-over-year quarterly incremental margins reaching 45%. The continued successful introduction and market penetration of new services and technologies led to the record quarter. Core's SpectraFlood (TM) services, used to optimize field-flood sweep efficiencies and the Company's High Efficiency Reservoir Optimization perforating charges and gun systems, or HERO (TM) technology, continue to be in peak demand.

Core continued to provide SpectraFlood (TM) services in Mexico and has introduced the service in West Africa, where a project in Nigeria is now in progress. "Our SpectraFlood (TM) service is locating millions of barrels of by-passed oil for our clients," said Vice President Tom Hampton. "Once an oil company sees the benefits of the SpectraFlood (TM) service, it is more inclined to nominate additional fields for its application."

The HERO (TM) line of perforating charges and gun systems is rapidly becoming the most successful in the history of the Company. Core's leadership in powdered metals technology led to the successful development of the HERO (TM) line. Demand for this new technology has been strong in shallow- to medium-depth natural gas wells in Canada and the US. "HERO (TM) charges mitigate formation damage because their superior liner design leads to improved hydrocarbon flow in the near-well-bore environment," said Vice President Jeff West. "Petroleum companies using the HERO (TM) line have reported significant hydrocarbon flows even before stimulation of the wellbore. Our recently dedicated manufacturing plant in Godley, Texas, is working around the clock to satisfy increasing demand."

Reservoir Management

Continuing operations in Reservoir Management posted revenues of $5,431,000 an increase of 23% over year-ago first quarter totals. Operating profit was $336,000 compared to a loss in the year-earlier period. The group continues to focus on reservoir engineering services, studies, and products to optimize hydrocarbon production and maximize ultimate petroleum recovery rates on a field-wide to basin-wide scale.

Reservoir Management has initiated a multiclient study entitled Reservoir Quality of the Deep Shelf in the Gulf of Mexico. The study will be similar to Core's Deepwater Reservoir Study in which 38 companies participated. The geological, engineering, and petrophysical data sets from the Deep Shelf reservoir study are needed to predict reservoir quality below 15,000 feet since only 3,000 wells have reached that total depth and only 1,000 wells have penetrated the 18,000-foot mark. Companies targeting deep shelf plays will benefit from the ongoing results of the shelf-wide study. As with other multiclient studies initiated by Reservoir Management, the Deep Shelf reservoir study should generate incremental revenues and operating margins for Reservoir Description and Production Enhancement operations, boosting the profitability of both segments.

"When oil companies are spending over $20 million on some deep shelf wells, accurately measured data sets yielding geological, petrophysical, and engineering characteristics of these deep reservoirs are invaluable," said Core Vice President Randy Miller. "Core's Deepwater Reservoir Study made exploration and development projects more successful for the 38 participating companies, and our Reservoir Quality of the Deep Shelf in the Gulf of Mexico study will be as critical for companies exploring this high-risk, high-reward frontier."

Stock Repurchase Program

Core continued its Share Repurchase Program during the first quarter by buying approximately 580,000 shares in open market purchases. Since the inception of the Share Repurchase Program in October 2002, Core has repurchased over 6,260,000 shares at an average price of approximately $12.93. To date, Core has invested over $81,000,000 in the Stock Repurchase Program, maintaining a net debt-to-capitalization ratio in the low-30% range. Core currently has shareholder authorization to repurchase approximately 1,800,000 shares through April 2005. The Company will seek approval at its next annual shareholders meeting in June 2004 to repurchase up to 10% of its then outstanding shares until December 2005. Currently, Core has approximately 27,600,000 shares outstanding and 29,046,000 diluted shares outstanding.

Second Quarter 2004 and Full Year 2004 Targets

For the second quarter of 2004, Core expects revenues from continuing operations to be approximately $100,000,000 to $105,000,000, with earnings per diluted share from those operations to range from $0.21 to $0.23. The Company now expects full-year 2004 earnings per diluted share from continuing operations to range between $0.89 to $0.93, increasing from the $0.85 to $0.92 full year guidance issued last quarter. Full year 2004 revenues from continuing operations are now expected to be approximately $425 to $435 million, up from previous guidance of approximately $415 to $425 million, when excluding revenues from the discontinued operations that were included in prior guidance.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 am CST on Thursday, 29 April 2004. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2003 Form 10-K filed 15 March 2004, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

CORE LABORATORIES N.V. & SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)

	Three Months Ended
	3/31/2004	3/31/2003

REVENUES	$ 100,317	$ 85,485

OPERATING EXPENSES:
Costs of services and sales	79,932	71,685
General and administrative expenses	6,207	5,569
Depreciation and amortization	4,526	4,421
Other expense, net	194	193
	90,859	81,868
INCOME FROM CONTINUING OPERATIONS BEFORE INTEREST
EXPENSE AND INCOME TAX EXPENSE	9,458	3,617
INTEREST EXPENSE	2,037	1,642

INCOME BEFORE INCOME TAX EXPENSE	7,421	1,975
INCOME TAX EXPENSE	2,000	557
INCOME FROM CONTINUING OPERATIONS	5,421	1,418

LOSS FROM DISCONTINUED OPERATIONS	(11,958)	(261)
NET (LOSS) INCOME	$ (6,537)	$ 1,157

Diluted Earnings Per Share:
Income from Continuing Operations	$ 0.19	$ 0.05
Loss from Discontinued Operations	(0.41)	(0.01)
Net (Loss) Income	$ (0.22)	$ 0.04

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	29,072	32,520

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 60,485	$ 54,541
Production Enhancement	34,401	26,529
Reservoir Management	5,431	4,415
Total	$ 100,317	$ 85,485

Income (Loss) Before Interest and Taxes:
Reservoir Description	$ 4,260	$ 2,969
Production Enhancement	4,970	1,451
Reservoir Management	336	(593)
Corporate and other	(108)	(210)
Total	$ 9,458	$ 3,617

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(amounts in thousands)
(Unaudited)
	March 31, 2004	December 31, 2003
ASSETS:
Cash and Cash Equivalents	$ 14,544	$ 16,225
Accounts Receivable, net	89,525	89,204
Inventory	33,382	31,314
Other Current Assets	10,135	10,345
Assets Held for Sale	24,182	39,412
Total Current Assets	171,768	186,500

Property, Plant and Equipment, net	84,079	87,336
Intangibles, Goodwill and Other Long Term Assets, net	147,213	147,412
Total Assets	$ 403,060	$ 421,248

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts Payable	$ 21,885	$ 25,490
Other Current Liabilities	29,240	29,959
Liabilities of Assets Held for Sale	4,157	6,277
Total Current Liabilities	55,282	61,726

Long-Term Debt and Lease Obligations	125,562	124,684
Other Long-Term Liabilities	16,330	14,426
Shareholders' Equity	205,886	220,412
Total Liabilities and Shareholders' Equity	$ 403,060	$ 421,248

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
 (amounts in thousands)
(Unaudited)

Year Ended
March 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by continuing operations	$ 6,887
Net cash provided by discontinued operations	2,755
Net cash provided by operating activities	$ 9,642

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in continuing operations	$ (1,260)
Net cash used in discontinued operations	(1,614)
Net cash used in investing activities	$ (2,874)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	$ (8,449)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,681)
CASH AND CASH EQUIVALENTS, beginning of period	16,225
CASH AND CASH EQUIVALENTS, end of period	$ 14,544

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